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                                                             Exhibit 99.23(m)(i)

                   RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT
             LORD ABBETT BOND-DEBENTURE FUND, INC. -- CLASS A SHARES

                  RULE 12b-1 DISTRIBUTION PLAN AND AGREEMENT dated as of July 12, 1996 by and between LORD ABBETT BOND-DEBENTURE FUND, INC., a Maryland corporation (the "Fund"), and LORD ABBETT DISTRIBUTOR LLC, a New York limited liability company (the "Distributor").

                  WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); and the Distributor is the exclusive selling agent of the Fund's Class A shares of capital stock (the "Shares") pursuant to the Distribution Agreement between the Fund and the Distributor, dated as of the date hereof (the "Distribution Agreement").

                  WHEREAS, the Fund desires to adopt a Distribution Plan and Agreement (the "Plan") with the Distributor, as permitted by Rule 12b-1 under the Act, pursuant to which the Fund may make certain payments to the Distributor to be used by the Distributor or paid to institutions and persons permitted by applicable law and/or rules to receive such payments ("Authorized Institutions") in connection with sales of Shares and/or servicing of accounts of shareholders holding Shares.

                  WHEREAS, the Plan will succeed a Rule 12b-1 Distribution Plan and Agreement between the Fund and Lord, Abbett & Co. ("Lord Abbett"), an affiliate of the Distributor.

                  WHEREAS, the Fund's Board of Directors has determined that there is a reasonable likelihood that the Plan will benefit the Fund and the holders of the Shares.

                  NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

                  1. The Fund hereby authorizes the Distributor to enter into agreements with Authorized Institutions (the "Agreements") which may provide for the payment to such Authorized Institutions of distribution and service fees which the Distributor receives from the Fund in order to provide additional incentives to such Authorized Institutions (i) to sell Shares and (ii) to provide continuing information and investment services to their accounts holding Shares

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and otherwise to encourage their accounts to remain invested in the Shares.

                  2. The Fund also hereby authorizes the Distributor to use payments received hereunder from the Fund in order to (a) finance any activity which is primarily intended to result in the sale of Shares and (b) provide continuing information and investment services to shareholder accounts not serviced by Authorized Institutions receiving a service fee from the Distributor hereunder and otherwise to encourage such accounts to remain invested in the Shares; PROVIDED that (i) any payments referred to in the foregoing clause (a) shall not exceed the distribution fee permitted to be paid at the time under paragraph 3 of this Plan and shall be authorized by the Board of Directors of the Fund by a vote of the kind referred to in paragraph 10 of this Plan and (ii) any payments referred to in clause (b) shall not exceed the service fee permitted to be paid at the time under paragraph 3 of this Plan.

                  3. The Fund is authorized to pay the Distributor hereunder for remittance to Authorized Institutions and/or use by the Distributor pursuant to this Plan (a) service fees and (b) distribution fees, each at an annual rate not to exceed .25 of 1% of the average annual net asset value of Shares outstanding, except that service fees payable with respect to Shares that were initially issued, or are attributable to shares that were initially issued, by the Fund or a predecessor fund prior to June 1, 1990 shall not exceed .15 of 1% of the average net asset value of such Shares. The Board of Directors of the Fund shall from time to time determine the amounts, within the foregoing maximum amounts, that the Fund may pay the Distributor hereunder. Any such fees (which may be waived by the Authorized Institutions in whole or in part) may be calculated and paid quarterly or more frequently if approved by the Board of Directors of the Fund. Such determinations and approvals by the Board of Directors shall be made and given by votes of the kind referred to in paragraph 10 of this Plan. Payments by holders of Shares to the Fund of contingent deferred reimbursement charges relating to distribution fees paid by the Fund hereunder shall reduce the amount of distribution fees for purposes of the annual 0.25% distribution fee limit. The Distributor will monitor the payments hereunder and shall reduce such payments or take such other steps as may be necessary to assure that (i) the payments pursuant to this Plan shall be consistent with Article III, Section 26, subparagraphs (d)(2) and (5) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. with respect to investment companies with asset-based sales charges and service fees, as the same may be in effect from time to time and (ii) the Fund shall not pay with respect to any Authorized Institution service fees equal to more than .25 of 1% of the average annual net asset value of Shares sold by (or attributable to

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Shares or shares sold by) such Authorized Institution and held in an account covered by an Agreement.

                  4. The net asset value of the Shares shall be determined as provided in the Articles of Incorporation of the Fund. If the Distributor waives all or a portion of the fees which are to be paid by the Fund hereunder, the Distributor shall not be deemed to have waived its rights under this Agreement to have the Fund pay such fees in the future.

                  5. The Secretary of the Fund, or in his absence the Chief Financial Officer, is hereby authorized to direct the disposition of monies paid or payable by the Fund hereunder and shall provide to the Fund's Board of Directors, and the directors shall review at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purposes for which such expenditures were made.

                  6. Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the directors, officers, shareholders, or other representatives of the Fund are or may be "interested persons" of the Distributor, or any successor or assignee thereof, or that any or all of the directors, officers, partners, members or other representatives of the Distributor are or may be "interested persons" of the Fund, except as may otherwise be provided in the Act.

                  7. The Distributor shall give the Fund the benefit of the Distributor's best judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Fund or any of the shareholders, creditors, directors, or officers of the Fund; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

                  8. This Plan shall become effective upon the date hereof, and shall continue in effect for a period of more than one year from that date only so long as such continuance is specifically approved at least annually by a vote of the

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Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such renewal.

                  9. This Plan may not be amended to increase materially the amount to be spent by the Fund hereunder above the maximum amounts referred to in paragraph 3 of this Plan without a shareholder vote in compliance with Rule 12b-1 and Rule 18f-3 under the Act as in effect at such time, and each material amendment must be approved by a vote of the Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan, cast in person at a meeting called for the purpose of voting on such amendment. Amendments to this Plan which do not increase materially the amount to be spent by the Fund hereunder above the maximum amounts referred to in paragraph 3 of this Plan may be made pursuant to paragraph 10 of this Plan.

                  10. Amendments to this Plan other than material amendments of the kind referred to in the foregoing paragraph 9 may be adopted by a vote of the Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan. The Board of Directors of the Fund may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

                  11. This Plan may be terminated at any time without the payment of any penalty (a) by the vote of a majority of the directors of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreement related to the Plan, or (b) by a shareholder vote in compliance with Rule 12b-1 and Rule 18f-3 under the Act as in effect at such time. This Plan shall automatically terminate in the event of its assignment.

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         12. So long as this Plan shall remain in effect, the selection and nomination of those directors of the Fund who are not "interested persons" of the Fund are committed to the discretion of such disinterested directors. The terms "interested persons," "assignment" and "vote of a majority of the outstanding voting securities" shall have the same meanings as those terms are defined in the Act.

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

                                           LORD ABBETT BOND-DEBENTURE FUND, INC.

                                           By:  /s/ Kenneth B. Cutler
                                              ----------------------------
                                                    Vice  President


ATTEST:

/s/ Thomas F. Konop
--------------------
Assistant Secretary

                                           LORD ABBETT DISTRIBUTOR LLC


                                           By: LORD, ABBETT & CO.
                                              ----------------------------
                                                   Managing Member


                                           By: /s/ Kenneth B. Cutler
                                              ----------------------------
                                                      A Partner